Exhibit 99.1

Jeffrey Harris

Bill Barrett Corporation (BBG)

May 16, 2008

Continuation Statement

(1)          Prior to the transaction reported herein, Warburg Pincus Private Equity VIII, L.P. and two affiliated funds (collectively, “WP VIII”) owned an aggregate of 7,578,183 shares of common stock (the “Common Stock”), par value $0.001 per share, of Bill Barrett Corporation (the “Company”). On March 14, 2008, WP VIII distributed (the “Distribution”) an aggregate of 2,503,095 shares of Common Stock to the limited partners of WP VIII and certain other persons, which distributions were made on a pro rata basis with no consideration being paid to WP VIII in connection therewith.  Warburg Pincus Partners, LLC (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII.  WP VIII is managed by Warburg Pincus LLC (“WP LLC” and together with WP, WP VIII and WP Partners LLC, the “Warburg Entities”).  Jeffrey Harris, a director of the Company, is a general partner of WP and managing director and member of WP LLC and by reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, Mr. Harris may be deemed to be the beneficial owner of an indeterminate portion of the shares of Common Stock beneficially owned by WP VIII.  Mr. Harris disclaims beneficial ownership of all shares held by WP VIII except to the extent of any pecuniary interest therein.  WP Partners LLC and WP LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares of Common Stock held by WP VIII.  WP Partners LLC and WP LLC disclaim beneficial ownership of all such shares held by WP VIII except to the extent of any pecuniary interest therein. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares of Common Stock held by WP VIII except to the extent of any pecuniary interest therein. The address of the Warburg Entities is 466 Lexington Avenue, New York, New York 10017.

(2)          In connection with the Distribution, an aggregate of 17,706 shares of Common Stock were transferred to Mr. Harris or trusts established for the benefit of his family members.  Mr. Harris disclaims beneficial ownership of all such shares of Common Stock held by any such trust except to the extent of any pecuniary interest therein.